Exhibit 10.9

PREMIERWEST BANK CONTINUING BENEFITS AGREEMENT

     This Continuing Benefits Agreement (this “Agreement”) dated December 13, 2007, by and between PremierWest Bancorp, an Oregon Corporation (“PremierWest”), PremierWest Bank, an Oregon chartered Bank (the “Bank”) and _____________, a director of PremierWest (“Director”), replaces the Agreement dated December 27, 2004 and is retroactively effective January 1, 2005.

     WHEREAS, the Board of Directors, after due consideration and upon the recommendation of the Compensation Committee, has determined it to be necessary and appropriate to provide to its directors the benefits set forth herein as part of the compensation afforded to directors of PremierWest, and

     WHEREAS, the above-named Director has provided, and is expected to continue to provide, valuable services as a director of the Bank and of PremierWest, and

     WHEREAS, the Bank desires to retain the services of such Director and to provide incentives to continue to serve as a director of the Bank and PremierWest,

     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. The Director shall receive the following benefits in addition to such other compensation and benefits as may be from time to time determined by the Board of Directors:

          1.1 Subject to such limitations as may be set forth in any applicable insurance policy, the Director and the Director’s spouse shall be entitled to participate in, and be covered by, all group medical, dental, vision and accidental death and dismemberment insurance programs offered by the Bank or PremierWest and made generally available to its employees (the “PremierWest Insurance Programs”). Subject to the terms and conditions of such programs applicable to all participants, the Director may elect to include the Director’s dependent children as participants. Except as provided in Section 1.2, the Director shall pay the cost of, or reimburse the Bank or PremierWest for, premiums for PremierWest Insurance Programs.

          1.2 Subject to Section 2 hereof, following termination of the Director’s service as a director of the Bank or PremierWest, until the Director or the Director’s spouse, respectively, reaches the age of 65, and subject to such limitations as may be set forth in any applicable insurance policy, at the expense of the Bank or PremierWest, the Director and the Director’s spouse shall be entitled to participate in any PremierWest Insurance Programs. The retiree health care coverage for each shall, until the age of 65, be substantially similar to the most favorable coverage maintained for PremierWest employees, but in no event shall such coverage be less favorable than coverage with a $2,000 annual deductible and 80% reimbursement/20% copayment. Subject to the terms and conditions of such programs applicable to all participants, at the Director’s or the Director’s spouse’s expense, the Director or the Director’s spouse may elect to include the Director’s dependent children as participants. Following termination of the Director’s service as a director of the Bank or PremierWest, and after attainment of age 65, the Director and the Director’s spouse, respectively, shall, at the Bank’s or PremierWest’s expense, be entitled to participate in, and be covered by, a Medicare Supplemental Insurance policy, comparable to the best of such policies offered by a major insurance carrier in the Bank’s market area, and such coverage shall continue from the age of 65 for the remainder of the life of the Director or the Director’s spouse, respectively. In the event that the Director is required to pay monthly premiums for such coverage, PremierWest shall reimburse Director for such premium cost no later than the last day of the calendar month following the calendar month in which the expense was incurred by the Director.

               1.2.1 The Director (or the Director’s spouse if the Director is deceased) may, at the first open enrollment period following termination of service as a director of the Bank or PremierWest, elect to continue participation in such insurance programs (if previously covered), enroll in such insurance programs or decline participation. The Director acknowledges that if Director is not participating in such insurance programs at the time of termination, enrollment may not be available until the next annual open enrollment period and that the Director may not have coverage for some period of time following termination of service.

               1.2.2 If the Director (or the Director’s spouse) declines to participate (for example by reason of duplicative coverage through another source), the Director (or the Director’s spouse if the Director is deceased) may, at any open enrollment period thereafter, elect to participate in such comparable insurance programs of the Bank or PremierWest as may be in effect at that time.

               1.2.3 If the Director (or the Director’s spouse) elects to participate in such insurance programs, the Director (or the Director’s spouse) may, at any time thereafter, elect to terminate participation, but shall have no further right to re-enroll.

               1.2.4 If the Director or the Director’s spouse has declined or terminated participation, or been ineligible to participate in such insurance programs, the Director (or, if the Director is then deceased, the Director’s spouse), shall be entitled to receive on a monthly basis a cash payment in the amount of one-twelfth (1/12) of the annual premiums the Bank or PremierWest would have paid for the Director and/or the Director’s spouse for any PremierWest Insurance Programs or Medicare Supplemental Insurance, as appropriate, under Section 1.2 of this Agreement. All payments with respect to the cost of premiums associated with the Director and the Director’s spouse shall cease upon the death of the Director and the Director’s spouse, respectively. Notwithstanding the foregoing, no cash payments will be made earlier than the first day of the seventh month following the date of the Director’s termination of services. The first payment shall equal six months of cash payments (that is, six times the monthly amount) and thereafter, payments shall be made on a monthly basis.

     2. If the following conditions are satisfied, the Director shall be entitled to the benefits described in Section 1.2 hereof:

          2.1 The Director is not entitled to any compensation or other benefit from the Bank or PremierWest upon the Director’s retirement from service as a director which results from prior service as a director of any bank or financial institution that was acquired, through merger or otherwise, by the Bank or PremierWest, and

     2.2 The Director shall have retired from the Board of Directors of the Bank or PremierWest and Termination for Cause shall not exist, and

     2.3 One of the following additional conditions applies:

          2.3.1 The Director shall have served a minimum of ten (10) years as a director of the Bank or PremierWest, including any service as a director of any bank or other financial institution that was acquired, through merger or otherwise, by the Bank or PremierWest; provided that if the Director previously served as a director of any bank or other financial institution that was so acquired, and unless prevented by death or disability, the Director shall have served not less than two (2) years as a director of the Bank or PremierWest following such acquisition, or

          2.3.2 The Director had served at least five (5) years as a director of the Bank or PremierWest, including service as a director of any bank or other financial institution acquired, by merger or otherwise, and the Director’s service as a director of the Bank or PremierWest is terminated solely as a result of a Change of Control of the Bank or PremierWest.

     3. Notwithstanding any other provisions in this Agreement, if at any time the Director or the Director’s spouse is ineligible to participate in the insurance programs described in Section 1.1 or 1.2 hereof, the Bank and PremierWest shall have no other obligation than as described in Section 1.2.4, and shall not be obligated to provide insurance benefits or be liable for the cost of any alternative benefits, including direct medical expenses or other costs.

     4. The Director and the Director’s spouse shall be solely responsible for any federal or state tax liability for benefits the Director or the Director’s spouse receives under this Agreement.

     5. Definitions.

          5.1 “Cause” shall mean

               5.1.1 a breach of the Director’s fiduciary duties to the Bank or PremierWest,

               5.1.2 an intentional violation of any law or significant policy of the Bank or PremierWest, which violation could reasonably be expected to have a material adverse effect on the Bank or PremierWest,

               5.1.3 conviction of the Director for a felony or for a misdemeanor involving moral turpitude, or

               5.1.4 an order by an applicable regulatory authority that the Director be removed from office.

          5.2 “Change of Control” means

               5.2.1 any merger, consolidation, share exchange, reorganization or other corporate transaction involving PremierWest that results in the shareholders of PremierWest immediately preceding such transaction holding, following such transaction, less than 50% of the voting power of the entity surviving such transaction, or

               5.2.2 the acquisition by any person (as defined under Section 13(d) of the Securities Exchange Act of 1934) of 25% or more of the outstanding voting securities of PremierWest, followed by a change in the majority of the directors over the objection of, or without the recommendation of, the incumbent Board of Directors, acting as a whole. For purposes of this Section 5.2, “Board of Directors” means:

               (i) the group of persons serving as directors of PremierWest as of the date of this Agreement, and

               (ii) any person who thereafter becomes a director upon the recommendation or nomination by a majority of the Board of Directors for election by the shareholders, or any director appointed at the direction of any appropriate state or federal supervisory agency.

          5.3 “Retirement” means voluntary termination of service as a director, but shall also include death of the Director while in office.

          5.4 “Termination for Cause” means the Director ceases to be a director of the Bank or PremierWest after (i) having been removed from office or threatened with removal pursuant to a directive of any applicable regulatory authority, (ii) having been removed from office by a vote of shareholders at a special meeting thereof called for the purpose of such removal on the basis that Cause exists, or (iii) having failed to receive the nomination by the Board of Directors for reelection following a determination by the affirmative vote by at least 75% of the directors on the Board of Directors (with the Director abstaining from voting) that Cause exists. Prior to the board meeting at which such determination is made that Cause exists, each director shall be given notice of the grounds for alleged Cause. The Director shall be given the notice at least 48 hours prior to the meeting and Director and Director’s counsel (if Director chooses to have counsel present) shall have a reasonable opportunity to be heard at the meeting.

     6. General Provisions.

          6.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by Oregon law.

          6.2 Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

          6.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          6.4 Entire Agreement. This Agreement constitutes the sole agreement of the parties, and supersedes all prior oral and written agreements regarding the specific benefits to be provided hereunder.

          6.5 Waiver; Amendment. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not constitute a waiver of any subsequent breach. This Agreement may only be amended by a writing signed by the parties.

          6.6 Assignment. The Director shall not assign or transfer any of Director’s rights pursuant to this Agreement, wholly or partially, to any other person. The rights and obligations of the Bank and PremierWest under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of the Bank and PremierWest, as the case may be, regardless of the manner in which the successors or assigns succeed to such interests or assets.

          6.7 Attorney Fees. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

     7. Advice of Counsel. The Director acknowledges that, in executing this Agreement, the Director has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

     This Agreement is retroactively effective as of January 1, 2005.

DIRECTOR		PREMIERWEST BANK

By:
John L. Anhorn
Chief Executive Officer

	Joined into by:	PREMIERWEST BANCORP

By:
John L. Anhorn
Chief Executive Officer